INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Evenflo Company, Inc. on Form S-8 of our reports dated February 19, 1999 (May 6, 1999, with respect to the Note to the table in Note G) and May 6, l999, appearing in the Amendment No. 3 to the Registration Statement (No. 333-64893) of Evenflo Company, Inc. on Form S-4.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Dayton, Ohio
February 25, 2000